                                                                      Exhibit 21

                                 Subsidiaries

          Name                                 State of Organization
          ----                                 ---------------------
Children's Products, Inc.                      Delaware

Children's Development Inc.                   Delaware

Children's Distribution, L.L.C.                New Jersey